Exhibit 10.6

ASSIGNMENT OF JOINT VENTURE INTEREST
AND RELEASE OF DEBT

This Assignment of Joint Venture Interest and Release of Debt (the “Assignment”) is made as of the 16th day of March, 2004, by Zhang Wanquin (“Wanquin”), Li Min (“Min”), Tianjin Weilian, a Chinese corporation (“Weilian”), and INTAC International, Inc., a Nevada corporation (“INTAC”).

WHEREAS, Wanquin, Min and INTAC entered into that certain Loan and Interest Pledge Agreement, effective as of September 4, 2003 (the “Agreement”) pursuant to which Wanquin and Min borrowed $10,687,500.00 Hong Kong Dollars from INTAC in order to set up Weilian to purchase a forty-five percent (45%) interest in a joint venture called Beijing Intac Purun Educational Development Ltd. (“Beijing Joint Venture”); and

WHEREAS, pursuant to the Agreement, Wanquin and Min granted a security interest in and to the forty-five percent (45%) interest in the Beijing Joint Venture in favor of INTAC;

WHEREAS, pursuant to the Agreement, Wanquin and Min further agreed to assign and transfer, or cause Weilian to assign and transfer the forty-five percent (45%) interest in and to the Beijing Joint Venture to INTAC upon the occurrence of certain conditions; and

WHEREAS, the parties acknowledge and agree that those certain conditions have been satisfied, and the parties have delivered and received all proper notices required under the Agreement; and

WHEREAS, the parties agree that INTAC is now entitled to receive such assignment and transfer.

NOW, THEREFORE, FOR AND IN CONSIDERATION of the mutual promises herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Wanquin, Min, Weilian, INTAC and Beijing Joint Venture agree as follows:

1.             Assignment.  Wanquin, Min and Weilian, for themselves, their successors, affiliates and assigns (together, the “Assignors”), do hereby, TRANSFER, ASSIGN AND CONVEY unto INTAC (“Assignee”) the following described right, title and interest (the “Assigned Interest”) in and to Beijing Joint Venture.  The Assigned Interest includes and extends to:

(a)                                  all of the Assignors’ interest held in the Beijing Joint Venture;

(b)                                 all of the Assignors’ rights to capital accounts, distributions and/or allocations of cash property and income relating to the Assigned Interest; and

(c)                                  all of the Assignors’ rights to participate in management, if any, and to vote with regard to Beijing Joint Venture affairs relating to the Assigned Interest.

2.             Consent.  The Beijing Joint Venture is executing this Assignment on behalf of itself and its members in order to consent to the assignment as not being in violation of any law, term or provision.

3.             Counterparts.  This Assignment may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.  In making proof hereof, however, it will be necessary to produce only one copy hereof or fax copy of the executed original signed by the party to be charged.

4.             Representations and Warranties.  The Assignors represent and warrant that Weilian is the record owner of the Assigned Interest; and: (i) the Assigned Interest is free and clear of all security interests, pledges, liens, claims, options, commitments, demands, charges, encumbrances, or covenants of any kind other than the Agreement, (ii) Weilian has full legal power, right and authority, to sell, transfer and deliver good and valid title to the Assigned Interest free and clear of any encumbrances pursuant to the terms of this Assignment, (iii) there are no existing impediments to the transfer of the Assigned Interest, (iv) upon acquiring the Assigned Interest, INTAC shall be vested with good and marketable title to the Assigned Interest, and (v) the transfer of the Assigned Interest as contemplated herein will not result in the violation of any term or provision of the Beijing Joint Venture and will not violate any state, federal, international or other law.

5.             Indemnification.  Assignors shall defend, indemnify and hold harmless the Assignee against and from any and all liability, claims, charges, expenses, suits and proceedings for or in connection with (i) the ownership or transfer by Assignors of the Assigned Interest; and/or (ii) the breach of any representation and/or warranty in this Assignment.

6.             Governing Law and Jurisdiction.  This Assignment shall be governed by and enforced in accordance with the laws of the State of Texas, and sole and exclusive jurisdiction and venue for resolution of any dispute hereunder is and shall be the state and/or federal courts of Dallas County, Texas.

7.             Successors and Assigns.  This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

8.             Release of Debt.  INTAC hereby releases and forever discharges Wanquin and Min and/or Weilian, as the case may be, from any obligation they may have to repay the HKD $10,687,500.00 loaned pursuant to the Agreement.

9.             Assignor Releases.  Each of Wanquin, Min and Weilian (each individually a “Releasor” and, collectively, “Releasors”), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, in order to induce INTAC to enter into this Assignment, hereby release and forever discharge INTAC, the Beijing Joint Venture and all of their representatives, affiliates, stockholders, agents, partners, controlling persons, subsidiaries, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, proceedings, actions, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which the Releasors now have, have ever had or may hereafter have against the respective Releasee arising contemporaneously with or prior to the execution of this Assignment or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the execution of this Assignment; provided, however, that nothing contained herein shall operate to release any obligations arising under this Assignment.

IN WITNESS WHEREOF, this Assignment of Joint Venture Interest and Release of Debt is executed as follows:

ASSIGNORS:	/s/ Zhang Wanquin
Zhang Wanquin

/s/ Li Min
Li Min

Tianjin Weilian

By: /s/ Zhang Wanquin
Its: President

ASSIGNEE:	INTAC International, Inc.

By: /s/ Wei Zhou
Its: Chief Executive Officer

BEIJING JOINT VENTURE:	Beijing Intac Purun Educational Development Ltd.

By: /s/ Chen Wang
Its: General Manager